UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2004

FIREARMS TRAINING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-13105	57-0777018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7340 McGinnis Ferry Road

Suwanee, Georgia 30024

(Address of Principal Executive Offices)

(770) 813-0180

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 7, 2004, the Board of Directors of Firearms Training Systems, Inc. (the “Company”) appointed Darrell Oyer to the Board of Directors. Mr. Oyer was appointed to fill a vacancy with respect to the Company’s Class II directors and, if nominated, Mr. Oyer will be up for reelection by a vote of the stockholders at the Company’s 2007 annual meeting. An independent director, Mr. Oyer has been named to the audit committee of the Board of Directors.

Prior to forming his own firm in 1991, Mr. Oyer was a partner with Deloitte & Touche. He has over ten years experience in public company accounting through employment with the international accounting firms Deloitte & Touche, Touche Ross and Peat Marwick. He also has approximately twenty years experience working with the federal government including serving as Assistant Director of the Defense Contract Audit Agency. Mr. Oyer received a B.S. in accountancy from the University of Illinois and an MBA from American University. He is a Certified Public Accountant (CPA) in Arizona and Virginia and is a member of the National Defense Industrial Association (NDIA) and Chairman of the NDIA Procurement Division. He is a member of the Board of Directors of Schiebel Technology, Inc. and a member of the Procurement Roundtable, a non-profit organization whose members are former government procurement and contract administration executives.

On December 7, 2004, the Board of Directors approved the expansion of the Class III directors to a total of two members and appointed Cameron Breitner to fill the resulting vacancy. If nominated, Mr. Breitner will be up for reelection by a vote of the stockholders at the Company’s 2005 annual meeting.

Mr. Breitner has been a principal of Centre Partners Management LLC since 2002. He has served in various capacities for Centre Partners since 1998. Prior to Centre, Mr. Breitner worked in mergers and acquisitions at Bowles Hollowell Conner & Co. He received a B.A. magna cum laude from Duke University. He is also a director of Bumble Bee Seafoods, L.P., Garden Fresh Holdings, Inc. and Bravo Sports. As previously disclosed, on September 30, 2004, the Company entered into a new credit agreement with CapitalSource Finance LLC, the proceeds of which were used to pay in full certain outstanding obligations of the Company under its prior credit agreement whose primary lenders (all of which are affiliates of Centre Partners Management LLC) included Centre Capital Investors II, L.P., Centre Capital Tax-Exempt Investors II, L.P., Centre Capital Offshore Investors II, L.P., Centre Partners Coinvestment, L.P. (collectively, the “Centre Entities”). In connection with the closing of the new credit facility, the Company also entered into an Exchange Agreement, pursuant to which the Company issued shares of its Series C Preferred Stock to certain preferred stockholders (including the Centre Entities) in exchange for shares of its Series B Preferred Stock previously held by them. The Centre Entities are among the Company’s largest stockholders and, including Mr. Breitner, have two directors affiliated with them and represented on the Company’s Board of Directors.

No special arrangements or understandings exist between the newly appointed directors and any other persons pursuant to which the new directors were selected. As applicable to all of the Company directors, both Mr. Breitner and Mr. Oyer will be entitled to receive director fees of $20,000 per year, payable quarterly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIREARMS TRAINING SYSTEMS, INC.

Date: December 13, 2004	By:	/s/ Gregory A Ton
Gregory A. Ton
Chief Financial Officer